Exhibit 99.1

I. INDIVIDUAL CASES

A. Engle Progeny Cases.

Pursuant to the Florida Supreme Court’s ruling in Engle v. Liggett Group Inc., which decertified the Engle class on a prospective basis, former class members had until January 2008 to file individual lawsuits. Lawsuits by individuals requesting the benefit of the Engle ruling are referred to as the “Engle progeny” cases. Liggett has resolved the claims of all but approximately 70 Engle progeny plaintiffs. For more information on the Engle case and on the settlement, see “Note 9. Contingencies.”

(i)	Engle Progeny Cases with trial dates through March 31, 2020.

Brown v. R. J. Reynolds Tobacco Company, et al., Case No. 2007-CA-003792, Circuit Court of the 5th Judicial Circuit, Marion County (case filed 12/10/07).  The case is set for trial starting 03/09/20.

Marsh v. R.J. Reynolds Tobacco Company, et al., Case No. 12-26323, Circuit Court of the 11th Judicial Circuit, Miami-Dade County (case filed  07/06/12).  One individual suing as personal representative of the estate and survivors of a deceased smoker.  The case is set for trial starting 10/19.

(ii)	Post-Trial Engle Progeny Cases.

Santoro v. R.J. Reynolds, et al., Case No. 08-025807, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 06/05/08). This wrongful death action proceeded to jury trial in March 2017. On March 29, 2017, the jury returned a verdict in favor of the plaintiff and awarded compensatory damages in the amount of $1,605,000. The jury apportioned fault as follows: Decedent - 36%, Philip Morris - 28%, R.J. Reynolds - 26% and Liggett - 10% ($160,500). In April 2017, a joint and several judgment was entered against defendants for $1,027,200 for compensatory damages as well as $15,000 in punitive damages against Liggett. Defendants filed post-trial motions seeking dismissal of all claims. In December 2017, the court granted the motion to set aside the verdict as to all claims other than conspiracy. Defendants moved for rehearing with respect to that claim and plaintiff moved for entry of an amended final judgment to increase plaintiff’s recovery by the percentage of decedent’s fault in light of the Schoeff decision. The court denied defendants’ remaining post trial motions and the motion for rehearing and granted, in part, plaintiff’s motion to amend the final judgment. The parties agreed that the plaintiff is not entitled to punitive damages. A joint and several amended final judgment in the amount of $1,605,000 was entered in May 2018. Defendants appealed. Briefing is underway.

B. Other Individual Cases.

Florida

Baron, et al. v. Philip Morris USA Inc. et al., Case No. 17-CA-023133, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 12/21/17). Two individuals suing.

Bennett, et al. v. Philip Morris USA Inc. et al., Case No. 17-CA-023046, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 12/20/17). Three individuals suing on behalf of the estate.

Broughton v. Liggett Group LLC, et al., Case No. 18-CA-007187, Circuit Court of the 13th Judicial Circuit, Hillsborough County (case filed 07/25/18). One individual suing.

Cole v. R.J. Reynolds Tobacco Company. et al., Case No. 19-000265, Circuit Court of the 6th Judicial Circuit, Pinellas County (case filed 01/11/19). One individual suing.

Cowart v. Liggett Group Inc., et al., Case No. 98-01483-CA, Circuit Court of the 4th Judicial Circuit, Duval County (case filed 03/16/98). One individual suing. Liggett is the only defendant in this case. The case is dormant.

Cunningham v. R.J. Reynolds, et al., Case No. 562017-CA-000293, Circuit Court of the 19th Judicial Circuit, St. Lucie County (case filed 02/20/17). One individual suing on behalf of the estate and survivors of a deceased smoker.

Cupp v. Philip Morris USA Inc., et al., Case No. 17-CA-020257, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 11/06/17). One individual suing.

DaSilva, et al. v. Philip Morris USA Inc., et al., Case No. 17-CA-022955, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 12/19/17). Two individuals suing.

Davis v. R.J. Reynolds, et al., Case No. 2019-CA-001182AX, Circuit Court of the 12th Judicial Circuit, Manatee County (case filed 03/19/19). One individual suing.

Feld v. Philip Morris USA Inc., et al., Case No. 17-CA-020119, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 11/03/17). One individual suing. The case is set for trial during the trial period of 10/22/19 - 11/08/19.

Gonzalez v. Philip Morris USA Inc., et al., Case No. 1836558-CA-01, Circuit Court of the 11th Judicial Circuit, Miami-Dade County (case filed 11/03/17). One individual suing.

Harcourt v. Philip Morris USA Inc., et al., Case No. 17-CA-0202979, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 11/07/17). One individual suing.

Lane, et al. v. Philip Morris USA Inc., et al., Case No. 17-011591, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 06/16/17). Two individuals suing.

Mendez v. Philip Morris USA Inc., et al., Case No. 82462185, Circuit Court of the 11th Judicial Circuit, Miami-Dade County (case filed 12/21/18).  One individual suing.

Pagan v. Philip Morris USA Inc., et al., Case No. 17-022217, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 12/08/17).  One individual suing.

Principe v. Philip Morris USA Inc., et al., Case No. 17-CA-025772, Circuit Court of the 11th Judicial Circuit, Miami-Dade County (case filed 11/06/17). One individual suing. The case is set for trial during the trial period of 01/06/20 - 01/24/20.

Rackinac v. Philip Morris USA Inc., et al., Case No. 17-CA-014839, Circuit Court of the 11th Judicial Circuit, Miami-Dade County (case filed 06/16/17). One individual suing. The case is set for trial starting 02/12/20.

Royal v. Philip Morris USA Inc., et al., Case No. 17-CA-020204, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 10/16/17). One individual suing.

Schnitzer, et al., v. Philip Morris USA Inc., et al., Case No. 2018-026537-CA-01, Circuit Court of the 11th Judicial Circuit, Miami-Dade County (case filed 08/06/18). One individual suing.

Smith v. Philip Morris USA Inc., et al., Case No. 17-026268, Circuit Court of the 11th Judicial Circuit, Miami-Dade County (case filed 11/13/17). One individual suing.

Voglio v. R.J. Reynolds Tobacco Co., et al., Case No. 2018-CA-000640-CAAXMX, Circuit Court of the 19th Judicial Circuit, Martin County (case filed 08/29/18). One individual suing on behalf of the estate and survivors of a deceased smoker.

Williams v. Philip Morris USA Inc., et al., Case No. 17-CA-021672, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 11/30/17). One individual suing.

Illinois

Clay v. Philip Morris USA Inc., et al., Case No. 1:18-cv-03549, United States District Court, Northern District of Illinois (case filed 04/16/18).  One individual suing.

Dowdle v. Philip Morris USA Inc., et al., Case No. 2018 L 003905, Circuit Court of Cook County, Illinois (case filed 04/17/18).  One individual suing.

Mitchell v. Philip Morris USA Inc., et al., Case No. 1:18-cv-07739, United States District Court, Northern District of Illinois (case filed 10/22/2018). One individual suing. A motion for remand is pending.

Smith v. Philip Morris USA Inc., et al., Case No. 1:18-cv-06397, United States District Court, Northern District of Illinois (case filed 08/16/18).  One individual suing.  A motion for remand is pending.

Louisiana

Oser v. The American Tobacco Co., et al., Case No. 97-9293, Circuit Court of the Civil District Court, Parish of Orleans (case filed 05/27/97). One individual suing. There has been no recent activity in this case.

Reese, et al. v. R. J. Reynolds, et al., Case No. 2003-12761, Circuit Court of the 22nd Judicial District Court, St. Tammany Parish (case filed 06/10/03). Five individuals suing. There has been no recent activity in this case.

New York

Debobes v. The American Tobacco Company, et al., Case No. 29544/92, Supreme Court of New York, Nassau County (case filed 10/17/97). One individual suing. There has been no recent activity in this case.

Yedwabnick v. The American Tobacco Company, et al., Case No. 20525/97, Supreme Court of New York, Queens County (case filed 09/19/97). One individual suing. There has been no recent activity in this case.

Ohio

Croft, et al. v. Akron Gasket & Packing, et al., Case No. CV04541681, Court of Common Pleas, Cuyahoga County (case filed 08/25/05). Two individuals suing. There has been no recent activity in this case.

West Virginia

Brewer, et al. v. The American Tobacco Company, et al., Case No. 01-C-82, Circuit Court, Ohio County (case filed 03/20/01). Two individuals suing. There has been no recent activity in this case.

Little v. The American Tobacco Company, et al., Case No. 01-C-235, Circuit Court, Ohio County (case filed 06/04/01). One individual suing. There has been no recent activity in this case.

II. CLASS ACTION CASES

In Re: Tobacco Litigation (Personal Injury Cases), Case No. 00-C-5000, Circuit Court, West Virginia, Ohio County (case filed 01/18/00). Although not technically a class action, the court consolidated approximately 750 individual smoker actions that were pending prior to 2001 for trial of certain “common” issues. Liggett was severed from trial of the consolidated action. In May 2013, the jury rejected all but one of the plaintiffs’ claims against the non-Liggett defendants, finding in favor of plaintiffs on the claim that ventilated filter cigarettes between 1964 and July 1, 1969 should have included instructions on how to use them. The court entered judgment in October 2013, dismissing all claims against the non-Liggett defendants except the ventilated filter claim on behalf of 30 plaintiffs. Subsequently, these claims were settled by the non-Liggett defendants. In May 2016, the trial court ruled that the case could proceed against Liggett notwithstanding the outcome of the first phase of the trial against the non-Liggett defendants.  In December 2017, the court ordered plaintiffs’ counsel to confirm all remaining plaintiffs with claims against Liggett. The court further agreed that it would entertain a renewed motion by Liggett regarding the impact of the final judgment in favor of co-defendants on the claims against Liggett and whether those claims are barred by the doctrine of collateral estoppel. In 2017 Liggett moved to dismiss a number of plaintiffs’ claims on various grounds.  The court granted the motions as to approximately 25 plaintiffs and reserved ruling as to other claims until additional discovery is provided by plaintiffs.  The Phase I Common Issues trial is set starting August 12, 2019. It is currently estimated that Liggett could be a defendant in approximately 55 individual cases.

Parsons, et al. v. A C & S Inc., et al., Case No. 00-C-7000, First Judicial Circuit, West Virginia, Ohio County (case filed 02/09/98). This purported class action is brought on behalf of plaintiff and all West Virginia residents who allegedly have claims arising from their exposure to cigarette smoke and asbestos fibers. The operative complaint seeks to recover unspecified compensatory and punitive damages on behalf of the putative class. The case is stayed as a result of the December 2000 bankruptcy petitions filed by three defendants (Nitral Liquidators, Inc., Desseaux Corporation of North America and Armstrong World Industries).

Young, et al. v. American Brands Inc., et al., Case No. 97-19984cv, Civil District Court, Louisiana, Orleans Parish (case filed 11/12/97). This purported personal injury class action is brought on behalf of plaintiff and all similarly situated residents in Louisiana who, though not themselves cigarette smokers, were exposed to secondhand smoke from cigarettes that were manufactured by the defendants, including Liggett, and suffered injury as a result of that exposure. The plaintiffs seek an unspecified amount of compensatory and punitive damages. No class certification hearing has been held. In March 2016 the court entered an order staying the case, including all discovery, pending the completion of the smoking cessation program ordered by the court in Scott v. The American Tobacco Co.

III. HEALTH CARE COST RECOVERY ACTIONS

Crow Creek Sioux Tribe v. The American Tobacco Company, et al., Case No. cv-97-09-082, Tribal Court of the Crow Creek Sioux Tribe, South Dakota (case filed 09/26/97). The plaintiff seeks to recover actual and punitive damages, restitution, funding of a clinical cessation program, funding of a corrective public education program and disgorgement of unjust profits from alleged sales to minors. The case is dormant.

4